Exhibit 99.1
FOR IMMEDIATE RELEASE

MEDICAL CARE TECHNOLOGIES INC. APPOINTS KEY MEMBER TO ITS ADVISORY BOARD

LONDON, ENGLAND – January 11, 2010 – Medical Care Technologies Inc. (OTCBB: MDCE) today announced that Minh Nguyen was elected as an Advisory Board Member to the Company.

Ms. Nguyen brings extensive knowledge of business, as well as experience in several industries, including international business trade, and products. Ms. Nguyen has more than 17 years of experience in start-ups and management.

Ms. Nguyen graduated from Hanoi Foreign Languages University in English and French Studies in 1992 and Business and Finance Management from Hanoi Economic University in 1994.

Ms. Nguyen started out her career working as a Business Coordinator for the Vietnam Chamber of Commerce in Hanoi (1992-1994), assisting Vietnamese business enterprises in maintaining trade relations with other countries.  Ms. Nguyen was responsible for promoting and protecting Vietnamese businesses and their interests in Vietnam as well as abroad.  Her other responsibilities included promoting and assisting in their trade and investment, their economic and technological co-operation, as well as other business activities in Vietnam and abroad.

From 1995-2000, Ms. Nguyen took on the role of Director of Hanoi Trading Company of Hanoi, Vietnam.  Her responsibilities included supervising and coordinating activities of workers engaged in inspecting materials to ensure adherence to the company’s quality standards and customer specifications.

From 2000-2005, Ms. Nguyen was an independent consultant and imported and exported textile products between China and Vietnam.  Located in Hanoi, she served as the business liaison for businesses in Shanghai, China and Hanoi, Vietnam.

From 2005-2008, Ms. Nguyen was an independent consultant, acting as the liaison for tourism and trade between Vietnam and Europe. Based in Shanghai, her responsibilities included launching trade and tourism promotions, meeting local officials, businesses and overseas Vietnamese to introduce trade and investment opportunities in Vietnam.

Ms. Nguyen’s expertise includes all sectors of the economy (import-export, public service, textiles and manufacturing, real estate, technology, and retail and wholesale).  She is fluent in English, Vietnamese, French and Mandarin and conversational in Russian.

“We are pleased to welcome Ms. Nguyen to our Advisory Board,” said Patricia Traczykowski, President of MDCE. “Her insights and access to the Vietnam market for our technology, products and services will be valuable as MDCE plans to expand and grow the Company in other markets outside of China.  We look forward to working with her.”

About Medical Care Technologies Inc.

Medical Care Technologies Inc. (www.medicaretech.com) is traded under the symbol MDCE on the OTCBB and is based in London, England.  The Company is in the process of moving its portfolio of oil resources into medical care technologies.  The products/services that the company hopes to acquire are intended will constitute a healthcare delivery and wellness site; dedicated to helping Asian consumers live healthier, more balanced lives.  MDCE is planning to provide advanced connectivity, internationally standardized and secure business, technology and information systems to assist the Asian health industry - physicians, pharmacists, medical institutions, consumers – access medical resources, health services, education, wellness and pharmaceutical products throughout Asia. MDCE is planning to distribute and provide services at a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Nutriceuticals. Further information on the Company can be found at www.sec.gov and the company’s website at www.medicaretech.com

Safe Harbor Statement
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: MDCE’s products, services, capabilities, performance, opportunities, development and business outlook, guidance on our future financial results and other projections or measures of our future performance; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; and other potential sources of additional revenue. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing MDCE’s products and services, ability to deploy MDCE’s services and products, market acceptance of our products and services; operational difficulties relating to combining acquired companies and businesses; our ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and healthcare and pharmaceutical industries, and our ability to attract and retain qualified personnel. Other risks and uncertainties may include, but are not limited to: lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the global economy, and compliance with federal and state regulatory requirement.  Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.  There can be no assurance that the acquisition of GUC’s assets will close.  MDCE must issue 57,300,000 shares of its common stock to GUC, or GUC’s designees in order to close the acquisition. Accounting for the anticipates cancelation of 57,300,000 shares by Patricia Traczykowski, MDCE will have 98,900,000 shares of it common stock issued and outstanding upon the closing of the acquisition.

For Further Information:
Ezra Smith
C. Jones Consulting, Inc.
Tel: (727) 771-9500
Fax: (727) 771-9545
Email: cjones@cjonesconsulting.com
Web: www.cjonesconsulting.com